Exhibit 99.1

News Release

LANDAUER

Landauer, Inc. Reports

Fiscal 2012 third Quarter Results

Strong Revenue, Earnings, Operating Cash Flow Growth Driven by Strategic Initiatives

For Further Information Contact:

     Jim Polson

     FTI Consulting

     Phone: 312-553-6730

     Email: jim.polson@fticonsulting.com

GLENWOOD, Ill.— August 6, 2012—Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring, outsourced medical physics services and high quality medical consumable accessories, today reported financial results for its fiscal 2012 third quarter ended June 30, 2012.

Fiscal 2012 Third Quarter Highlights

•	Revenue grew 34.5 percent to $39.2 million, compared to prior year period.
•	Gross profit grew 27.9 percent to $21.8 million on increased revenue and improved business mix.
•	Operating income of $9.2 million includes $1.6 million of non-recurring acquisition ($0.3 million), IT platform enhancement ($0.6 million) and non-cash stock based compensation ($0.7 million) expenses.
•	Net income of $6.6 million, or $0.69 per diluted share, included $0.14 per diluted share of acquisition, IT platform enhancement, and non-cash stock based compensation expenses.
•	Adjusted EBITDA* of $13.9 million increased 24.6 percent over prior year period.
•	Fiscal Nine Month Adjusted Free Cash Flow* was $34.8 million, a 12.4 percent increase over prior year period.

“We are pleased with our third quarter results, which demonstrated continued progress against our key strategic initiatives,” stated Bill Saxelby, President and CEO of Landauer. “We executed on our initiatives with the military and emergency response markets as we made our first substantial Radwatch system shipment and received additional orders for the system during the quarter. The Medical Physics segment continued to build momentum with another profitable quarter, and we successfully went live with our new ERP platform in early July.”

Saxelby continued, “The current market opportunities provide Landauer with attractive prospects to grow and expand our business, and our year to date results continue to support achievement of our full year guidance.”

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Third Fiscal Quarter Financial Overview and Business Segment Results

Revenues for the third fiscal quarter of 2012 were $39.2 million, an increase of $10.0 million, or 34.5 percent compared with revenues of $29.2 million for the same quarter in fiscal 2011. The Radiation Measurement segment contributed an increase of $3.1 million, the Medical Physics segment contributed an increase of $2.8 million and the new Medical Products segment increased revenues by $4.2 million. Excluding revenue from the acquired businesses during the year, as compared with the prior year quarter, revenue increased 12.7 percent. Revenue in the quarter included $1.8 million of Radwatch System sales, primarily to the National Guard. Consolidated revenue in the quarter was negatively affected $1.1 million by currency fluctuation, as compared with the prior year period, principally due to weakness in the Euro against the U.S. dollar.

Gross margins were 55.7 percent for the third fiscal quarter of 2012, compared with 58.6 percent for the third fiscal quarter of 2011. The decrease in gross margin rate was primarily due to the Radiation Measurement segment increase of lower margin equipment sales in the third fiscal quarter of 2012, as compared to the prior year period, inclusive of sales to the military and emergency response markets. This includes the impact of Radwatch System sales that are at a lower overall margin rate than those generated in our traditional Radiation Measurement business.

Total operating expenses for the third fiscal quarter of 2012 were $12.6 million, an increase of $3.4 million, or 36.2 percent, compared with operating expenses of $9.2 million for the same quarter in fiscal 2011. The operating expense increase was partially due to $1.5 million associated with acquired companies purchased subsequent to the prior year’s comparable quarter, $0.4 million due to timing of the recording of incentive compensation expenses associated with improved operating performance in fiscal 2012 versus fiscal 2011, investment in research and development in support of military and first responder initiatives, investment in customer facing organizations, and expenses related to the company’s IT systems initiative. For the third fiscal quarter of 2012, total operating expenses before $0.3 million of non-recurring acquisition expenses, $0.6 million of IT platform enhancement related expenses, and $0.7 million of non-cash stock based compensation expenses were $11.0 million or 28.1 percent of total revenues. This compares with the $8.4 million, or 28.9 percent of total revenues, reported for the third fiscal quarter of 2011, before $0.3 million of IT platform enhancement related expenses, and $0.5 million of non-cash stock based compensation expenses.

Operating income for the third fiscal quarter of 2012 was $9.2 million, an increase of $1.4 million, or 18.1 percent compared with operating income of $7.8 million for the same quarter in fiscal 2011. The increase in operating income was primarily driven by an increase of $0.5 million in the Medical Physics segment, and the addition of the Medical Products segment which contributed $1.9 million in operating income, partially offset by a $1.0 million decrease in the Radiation Measurement segment. Operating income, adjusted for non-recurring acquisition expenses, IT platform enhancement related expenses, and non-cash stock based compensation expenses, for the third fiscal quarter of 2012 was $10.8 million, a 25.1 percent increase compared with adjusted operating income on a relative basis of $8.7 million for the third fiscal quarter of 2011. Consolidated operating income in the quarter was negatively affected $0.3 million by currency fluctuation, as compared with the prior year period, principally due to weakness in the Euro and the Real against the U.S. dollar.

Interest expense in the quarter increased $1.1 million associated with borrowings to acquire IZI in the first fiscal quarter of 2012.

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The effective tax rate was 23.0 percent and 31.9 percent for the third fiscal quarters of 2012 and 2011, respectively.  The decline in the effective tax rate was due primarily to additional U.S. foreign tax credits and research and development credits for fiscal 2011 realized during the third fiscal quarter of 2012 as a result of filing the U.S. Federal, state and local income tax returns.

Net income for the third fiscal quarter ended June 30, 2012 was $6.6 million, or $0.69 per diluted share. This represents an increase of $1.1 million, or 18.6 percent, compared with $5.5 million, or $0.59 per diluted share, for the third fiscal quarter of 2011. Excluding the costs associated with the acquisitions, IT platform enhancement, and non-cash stock based compensation, net income was $7.8 million, as compared to $6.1 million in the prior year period. The resulting diluted earnings per share for the third fiscal quarter of 2012 were $0.83, excluding $0.14 per diluted share of acquisition, IT platform enhancement, and non-cash stock based compensation expenses. This compares with $0.65, excluding $0.06 per diluted share of acquisition, IT platform enhancement, and non-cash stock based compensation expenses, for the third fiscal quarter of 2011.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $12.3 million, a 19.2 percent increase compared with $10.3 million in the comparable prior year period. The increase was due primarily to the addition of the Medical Products segment. Adjusted earnings before interest, taxes, depreciation and amortization, acquisition related expenses, IT platform enhancement expenses, and non-cash stock based compensation expenses (“Adjusted EBITDA*”) were $13.9 million, a 24.6 percent increase over the comparable prior year period Adjusted EBITDA of $11.2 million. A reconciliation of net income to EBITDA and Adjusted EBITDA* is included in the attached financial exhibits.

Radiation Measurement Segment

Radiation Measurement revenues for the third fiscal quarter of 2012 increased 12.9 percent, or $3.1 million, from the third fiscal quarter of 2011 to $26.9 million. The increase in the quarter is due principally to $1.8 million of Radwatch System sales, from the Company’s ongoing initiatives with the military, higher equipment sales, and a $1.6 million increase in International Radiation Measurement revenues, partially offset by $1.1 million of foreign currency translation losses.

Radiation Measurement operating income for the third fiscal quarter of 2012 decreased to $6.8 million, a 12.5 percent decrease from $7.8 million in the comparable prior year period. The decrease in operating income was primarily impacted by an increase in lower margin equipment sales, both domestically and internationally, including Radwatch System sales to the military and higher selling, general and administrative expenses. Selling, general and administrative costs for the third fiscal quarter of 2012 increased 21.4 percent, or $1.7 million, from the comparable prior year period, to $9.7 million. The increase was due primarily to a $0.5 million increase in compensation costs, consistent with operating performance expectations and timing of short-term and long-term incentive plans, $0.2 million of increased professional fees, a $0.2 million increase in research and development activities in connection with military and emergency response/ first responder initiatives, a $0.2 million increase from investment in the Company’s customer facing organizations, a $0.3 million increase due to the Company’s IT systems initiative, and $0.3 million of increased spending to support international revenue growth. Radiation Measurement operating income in the quarter was negatively affected $0.3 million by currency fluctuation, as compared with the prior year period, principally due to weakness in the Euro and the Real against the U.S. dollar.

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Corporate expenses for shared functions are recognized in the Radiation Measurement segment where they have been reported historically. Radiation Measurement operating income adjusted for the impact of acquisition related transaction expenses, IT platform enhancement expenses, and non-cash stock based compensation expenses for the third fiscal quarter of 2012 decreased 2.5 percent, or $0.2 million, to $8.4 million compared with operating income, adjusted for items, of $8.6 million from the comparable prior year period.

Medical Physics Segment

Medical Physics revenues for the third fiscal quarter of 2012 increased 52.2 percent, or $2.8 million, from the comparable period in fiscal 2011 to $8.1 million on $0.6 million of organic growth and $2.2 million due to the impact of acquired companies. The Medical Physics segment operating income of $0.5 million, or 6.4 percent of revenues, increased $0.5 million, as compared to an operating income of $0.04 million, or 2.6 percent of revenues, in the third fiscal quarter of 2011. The improvement in operating income was primarily due to operating efficiencies in the organic Medical Physics business and higher episodic equipment commissioning sales leveraging a relatively fixed cost structure, as well as higher volume sales inclusive of acquired companies.

Medical Products Segment

Medical Products revenues for the third fiscal quarter of 2012 were $4.2 million. Medical Products operating income was $1.9 million or 45.5 percent of revenues for the third fiscal quarter of 2012. Given the acquisition of IZI was completed during the first quarter of fiscal 2012, there is no direct comparison to the prior year quarter.

Fiscal Nine Months Financial Overview and Business Segment Results

Revenues for the first nine months of fiscal 2012 were $115.0 million, an increase of $25.1 million, or 27.9 percent compared with revenues of $89.9 million for the same period in fiscal 2011. The Medical Physics segment and the Radiation Measurement segment contributed an increase of $8.6 million and $6.0 million, respectively. The contribution of the new Medical Products segment increased revenue by $10.5 million.

Gross margins were 58.0 percent for the first nine months of fiscal 2012, compared with 61.3 percent for the first nine months of fiscal 2011. The decrease in the gross margin rate was primarily due to a shift in the mix of cost of sales resulting from the overall growth of the Medical Physics segment, and an increase in lower margin equipment sales, both domestically and internationally, including Radwatch System sales to the military and First Responders market in the Radiation Measurement segment.

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Total operating expenses for the first nine months of fiscal 2012 were $39.7 million, an increase of $12.4 million, or 45.4 percent, compared with operating expenses of $27.3 million for the same period in fiscal 2011. The operating expenses increase was due to $4.4 million associated with acquired companies purchased subsequent to the prior year’s comparable period, $1.3 million due to timing of the recording of incentive compensation expenses associated with improved operating performance in fiscal 2012 versus fiscal 2011, $0.7 million due to performance against incentive compensation plans, investment in research and development in support of military and emergency response/ first responder initiatives, investment in customer facing organizations, expenses supporting international growth, and expenses related to the Company’s IT systems initiative. For the first nine months of fiscal 2012, total operating expenses before $2.5 million of non-recurring acquisition expenses, $1.2 million of IT platform enhancement related expenses, and $2.1 million of non-cash stock based compensation expenses were $33.9 million or 29.5 percent of total revenues. This compares with the $24.7 million, or 27.5 percent of total revenues, reported for the first nine months of fiscal 2011, before $0.2 million of non-recurring acquisition expenses, $0.9 million of IT platform enhancement related expenses, and $1.5 million of non-cash stock based compensation expenses.

Operating income for the first nine months of fiscal 2012 was $27.0 million, a decrease of $0.8 million, or 3.2 percent, compared with operating income of $27.8 million for the same period in fiscal 2011. The decrease in operating income was primarily driven by a $2.3 million increase in acquisition costs incurred related primarily to the acquisition of IZI in the first fiscal quarter of 2012. An additional decline of $5.0 million in Radiation Measurement operating income, due primarily to the higher operating expenses, was offset partially by an increase in operating income of $2.1 million in the Medical Physics segment and the addition of the Medical Products segment which contributed $4.3 million in operating income. Operating income, adjusted for non-recurring acquisition expenses, IT platform enhancement related expenses, and non-cash stock based compensation expenses, for the first nine months of fiscal 2012 was $32.7 million, a 7.5% increase compared with operating income, adjusted for items on a relative basis, of $30.5 million for the first nine months of fiscal 2011. Consolidated operating income for the first nine months of fiscal 2012 was negatively affected $0.4 million by currency fluctuation, as compared with the prior year period, principally due to weakness in the Euro and the Real against the U.S. dollar.

Total other income and expense for the first nine months of fiscal 2012 declined $1.7 million from the prior year period. An increase of $0.9 million in the equity in income of joint ventures was offset by a $2.6 million increase in net interest expense associated with borrowings to acquire IZI in the first fiscal quarter of 2012.

The effective tax rate was 29.2 percent and 32.9 percent for the first nine months of fiscal 2012 and 2011, respectively.  The decline in the effective tax rate was due primarily to cumulative prior year credits in a foreign tax jurisdiction that were approved during the first half of the current fiscal year; and due primarily to additional U.S. foreign tax credits and research and development for fiscal 2011 realized during the third quarter as a result of filing the U.S. Federal, state and local income tax returns.

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Net income for the first nine months of fiscal 2012 was $18.6 million, a decrease of $0.8 million, or 3.9 percent, compared with $19.4 million for the same period in fiscal 2011. Excluding the costs associated with the acquisitions, IT platform enhancement, and non-cash stock based compensation, net income was $22.7 million, as compared to $21.1 million in the comparable prior year period. The resulting adjusted diluted earnings per share for the nine month period ended June 30, 2012 were $2.42 per share, excluding $0.45 per diluted share of acquisition, IT platform enhancement, and non-cash stock based compensation expenses. This compares with $2.25 per share, excluding $0.20 per diluted share of acquisition, IT platform enhancement, and non-cash stock based compensation expenses, for the nine month period ended June 30, 2011.

EBITDA for the first nine months of fiscal 2012 was $36.5 million, a 5.0 percent increase compared with $34.8 million in the comparable prior year period. The increase was due primarily to the addition of the Medical Products segment. Adjusted EBITDA* for the first nine months of fiscal 2012 was $42.3 million, a 13.1 percent increase compared with $37.4 million in the comparable prior year period. Adjusted Free Cash Flow (Adjusted EBITDA, plus or minus changes in working capital, less capital expenditures) for the first nine months of fiscal 2012 was $34.8 million, a 12.4 percent increase over the comparable prior year period of $31.0 million, due principally to improved working capital partially offset by increased capital expenditures over the prior year period. A reconciliation of net income to EBITDA, Adjusted EBITDA, and Adjusted Free Cash Flow is included in the attached financial exhibits.

Radiation Measurement Segment

Radiation Measurement revenues for the first nine months of fiscal 2012 increased 8.0 percent, or $6.0 million, from the first nine months of fiscal 2011 to $81.3 million. Of the increase, $4.0 million was related to the impact of higher equipment sales from the Company’s ongoing initiatives with the military market. International Radiation Measurement revenues increased $2.8 million, or 12.4 percent, from the comparable prior year period, driven primarily by organic growth in most regions, including both equipment sales and service revenues, partially offset by $1.4 million of foreign exchange losses.

Radiation Measurement operating income for the first nine months of fiscal 2012 decreased to $21.1 million, a 25.7 percent decrease from $28.4 million in the comparable prior year period, impacted by the increase and mix in lower margin equipment sales both domestically and internationally, including Radwatch System sales to the military, and higher selling, general and administrative expenses. Selling, general and administrative costs for the first nine months of fiscal 2012 increased 33.3 percent, or $7.8 million, to $31.1 million. The increase was due primarily to a $2.3 million increase in acquisition related expenses, primarily related to IZI, a $2.0 million increase in compensation costs, consistent with operating performance expectations and timing of short-term and long-term incentive plans, a $1.1 million increase in research and development activities in connection with the military and emergency response/ first responder initiatives, $0.8 million of increased spending to support international revenue growth, a $0.5 million investment in customer facing organizations, a $0.3 million increase in employee benefit plans and medical expenses, $0.5 million of increased professional fees, and a $0.3 million increase due to the Company’s IT systems initiative. Radiation Measurement operating income for the first nine months of fiscal 2012 was negatively affected $0.4 million by currency fluctuation, as compared with the prior year period, principally due to weakness in the Euro and the Real against the U.S. dollar.

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Radiation Measurement operating income, adjusted for the impact of acquisition related transaction expenses, IT platform enhancement expenses, and non-cash stock based compensation expenses, for the first nine months of fiscal 2012 decreased 13.4 percent, or $4.2 million, to $26.9 million compared with adjusted operating income of $31.1 million for the comparable period in fiscal 2011.

Medical Physics Segment

Medical Physics revenues for the first nine months of fiscal 2012 increased 58.5 percent, or $8.6 million, from the comparable period in fiscal 2011 to $23.2 million on $2.1 million of organic growth and $6.5 million due to the impact of acquired companies. The Medical Physics segment operating income of $1.5 million, or 6.6 percent of revenues, increased $2.1 million as compared to a loss of $0.6 million, or 4.2 percent of revenues, in the first nine months of fiscal 2011. The improvement in operating income was primarily due to operating efficiencies in the core Medical Physics business and higher episodic equipment commissioning sales leveraging a relatively fixed cost structure, as well as higher volume sales inclusive of acquired companies.

Medical Products Segment

Revenues for the period from the date of acquisition through June 30, 2012 were $10.5 million. Medical Products operating income was $4.3 million or 41.1 percent of revenues for the same period. Given the acquisition of IZI was completed during the first quarter of fiscal 2012, there is no direct comparison to the prior year nine month period.

Balance Sheet

Landauer ended the third fiscal quarter of 2012 with total assets of $286.2 million, an increase of $117.5 million compared to total assets of $168.7 million at the end of fiscal 2011 due principally to the acquisition of IZI in November 2011. The Company completed the quarter with $19.2 million of cash and cash equivalents on the balance sheet and unused borrowing capacity of $47.4 million under its current $175 million credit facility, which provides adequate liquidity to meet its current and anticipated obligations. Net operating cash flow generated during the nine months ended June 30, 2012 was $30.5 million, representing an 8.1 percent increase over the prior year period.

Fiscal 2012 Outlook

Landauer’s business plan for fiscal 2012 currently anticipates aggregate revenues for the year to be in the range of $150 to $157 million, which includes 10 months of contributions from the recent IZI acquisition. The business plan also anticipates:

•	$3.8 million ($2.5 million net of tax) of non-recurring expense spending to support the successful completion of the Company’s IT Platform systems initiative and the related post implementation support.
•	Incremental depreciation and amortization over fiscal 2011 of $1.0 million ($0.7 million net of tax) related to the deployment of the final phase of the Company’s IT systems initiative in the fourth quarter of fiscal 2012.
•	The accretive impact of the November 2011 acquisition of IZI is anticipated to produce $1.1 million to $1.5 million of net income for the 10 months included in fiscal 2012.
•	The blended effective tax rate for the full fiscal year is anticipated to be within a range of 31 percent to 33 percent.

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Based upon the above assumptions, the Company anticipates reported net income for fiscal 2012 in the range of $21 to $23 million and Adjusted EBITDA expected for fiscal 2012 in the range of $53 to $57 million. In addition, the Company will begin to receive an annual cash tax benefit of approximately $2 million as a result of the structure of the acquisition of IZI.

In July 2012, the enhanced IT platform became operational. Although the Company has been encouraged by its experience with the enhanced platform during the first few weeks of the platform’s start-up phase, there can be no assurance that, during the remainder of this start-up phase, the new platform will continue to maintain its functionality at the levels anticipated or otherwise meet the Company’s business and operational objectives. If unforeseen problems arise, the Company’s operations could be adversely impacted, including the ability of the Company to perform one or more of the following in a timely manner: customer quotes, customer orders, product shipment, customer services and support, order billing and tracking, contractual obligations fulfillment and related operations.

As previously disclosed, the Company expects to incur ongoing maintenance expenditures for the new IT platform at levels higher than the Company traditionally experienced under its prior platform. Unforeseen problems with the new platform could further increase such expenditures.

Conference Call Details

Landauer has scheduled its third quarter conference call for investors over the Internet on Tuesday, August 7, 2012, at 9:00 a.m. Central Time (10 a.m. Eastern Time). To participate, callers should dial 877-941-2332 (within the United States and Canada), or 480-629-9743 (international callers) about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company’s website at http://www.landauerinc.com at least 15 minutes early to register, download and install any necessary audio software.  Investors may access a replay of the call by dialing 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers), passcode 4555650#, which will be available through September 7, 2012. The replay will also be available on Landauer’s website for 90 days following the call.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure and is the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.7 million individuals globally. In addition, through its Global Physics Solutions subsidiary, the Company provides therapeutic and imaging physics services to the medical physics community. Through its IZI Medical Products subsidiary, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures.

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Safe Harbor Statement

Some of the information shared here (including, in particular, the section titled “Fiscal 2012 Outlook”) constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the Company’s future performance, the Company’s development and introduction of new technologies in general; the ability to protect and utilize the Company’s intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company’s equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; changes in spending or reimbursement for medical products or services; the costs associated with the Company’s research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company’s IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or ventures; valuation of the Company’s long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the Company’s business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions, including instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the costs of obligations under the Company’s benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the Company’s business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth in Item 1A “Risk Factors” and Item 7A “Quantitative and Qualitative Disclosures about Market Risk” and information contained in the Company's Annual Report on Form 10-K for the year ended September 30, 2011 and other reports filed by the Company, from time to time, with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in the Company’s expectations, except as required by law.

During the past several years, the Company has been engaged in an initiative to re-engineer many of its business processes and replace significant components of its information technology systems. A principal component of this initiative is the implementation of new enterprise resource planning software and other applications to manage certain business operations. This enhancement of the Company’s IT platform has been a complex project and has involved extensive customization of the Company’s software and IT systems. In July 2012, the enhanced IT platform became operational. Although the Company has been encouraged by its experience with the enhanced platform during the first few weeks of the platform’s start-up phase, there can be no assurance that, during the remainder of this start-up phase, the new platform will continue to maintain its functionality at the levels anticipated or otherwise meet the Company’s business and operational objectives. If unforeseen problems arise, the Company’s operations could be adversely impacted, including the ability of the Company to perform one or more of the following in a timely manner: customer quotes, customer orders, product shipment, customer services and support, order billing and tracking, contractual obligations fulfillment and related operations. As previously disclosed, the Company expects to incur ongoing maintenance expenditures for the new IT platform at levels higher than the Company traditionally experienced under its prior platform. Unforeseen problems with the new platform could increase further such expenditures.

Financial Tables Follow

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LANDAUER, INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
(Dollars in Thousands, Except per Share)	2012	2011	2012	2011
Net revenues	$39,205	$29,158	$114,968	$89,923

Costs and expenses:
Cost of sales	17,357	12,077	48,292	34,764
Selling, general and administrative	12,251	9,231	37,216	27,090
Acquisition and reorganization costs	348	18	2,509	230
Costs and expenses	29,956	21,326	88,017	62,084

Operating income	9,249	7,832	26,951	27,839
Equity in income of joint ventures	684	575	2,555	1,701
Interest income (expense), net	(1,113)	14	(2,566)	14
Other income (expense), net	(50)	(65)	0	(48)

Income before taxes	8,770	8,356	26,940	29,506
Income taxes	2,014	2,667	7,860	9,698

Net income	6,756	5,689	19,080	19,808
Less: Net income attributed to noncontrolling interest	190	153	479	456

Net income attributed to Landauer, Inc.	$6,566	$5,536	$18,601	$19,352

Net income per share attributable to Landauer, Inc. shareholders:
Basic	$0.70	$0.59	$1.98	$2.06
Weighted average basic shares outstanding	9,371	9,340	9,357	9,330

Diluted	$0.69	$0.59	$1.97	$2.05
Weighted average diluted shares outstanding	9,412	9,386	9,397	9,376

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LANDAUER, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands)	June 30, 2012	September 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$19,174	$7,914
Receivables, net of allowances of $893 and $794, respectively	31,771	25,516
Inventories	7,159	8,286
Prepaid income taxes	147	4,921
Prepaid expenses and other current assets	4,315	4,005
Current assets	62,566	50,642
Property, plant and equipment, at cost	108,504	96,798
Accumulated depreciation	(52,812)	(49,157)
Net property, plant and equipment	55,692	47,641
Equity in joint ventures	11,460	10,699
Goodwill	105,911	39,962
Intangible assets, net of accumulated amortization of $8,884 and $7,355, respectively	38,677	10,908
Dosimetry devices, net of accumulated depreciation of $10,899 and $9,728, respectively	6,351	5,618
Other assets	5,591	3,186
Assets	$286,248	$168,656

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,162	$5,457
Dividends payable	5,354	5,301
Deferred contract revenues	16,651	14,713
Short-term debt	0	19,805
Accrued compensation and related costs	6,449	5,607
Other accrued expenses	5,944	7,066
Current liabilities	42,560	57,949
Non-current liabilities:
Long-term debt	127,587	0
Pension and postretirement obligations	14,613	14,202
Deferred income taxes	14,872	12,805
Other non-current liabilities	1,069	1,292
Non-current liabilities	158,141	28,299
Stockholders’ equity:
Preferred stock, $.10 par value per share, authorized 1,000,000 shares; none issued	0	0
Common stock, $.10 par value per share, authorized 20,000,000 shares; 9,512,973 and 9,462,807 shares issued and outstanding at June 30, 2012 and September 30, 2011, respectively	951	946
Additional paid in capital	35,867	33,791
Accumulated other comprehensive loss	(5,087)	(3,129)
Retained earnings	52,665	49,724
Landauer, Inc. stockholders’ equity	84,396	81,332
Noncontrolling interest	1,151	1,076
Stockholders’ equity	85,547	82,408
Liabilities and Stockholders’ Equity	$286,248	$168,656

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LANDAUER, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Adjusted Earnings

before Interest, Taxes, Depreciation and Amortization

	Three Months Ended June 30,
	2012	2011
Net income attributed to Landauer, Inc.	$6,566	$5,536
Add back:
Interest expense, net	1,020	(10)
Income taxes	2,014	2,667
Depreciation and amortization	2,722	2,146
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$12,322	$10,339
Adjustments:
Non-cash stock-based compensation expense	661	541
IT platform enhancements expenses	585	274
Acquisition and reorganization costs	348	18
Sub-total adjustments	1,594	833
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$13,916	$11,172

	Nine Months Ended June 30,
	2012	2011
Net income attributed to Landauer, Inc.	$18,601	$19,352
Add back:
Interest expense, net	2,319	(14)
Income taxes	7,860	9,698
Depreciation and amortization	7,752	5,750
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$36,532	$34,786
Adjustments:
Non-cash stock-based compensation expense	2,115	1,486
IT platform enhancements expenses	1,173	920
Acquisition and reorganization costs	2,509	230
Sub-total adjustments	5,797	2,636
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$42,329	$37,422

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Landauer, Inc.

Add 12

LANDAUER, INC. AND SUBSIDIARIES

Reconciliation of EPS to Adjusted EPS

	Three Months Ended June 30,
	2012	2011
Net income attributed to Landauer, Inc.	$6,566	$5,536

Sub-total adjustments	1,594	833
Income taxes on adjustments	(367)	(266)
Adjustments, net	1,227	567

Adjusted net income	$7,793	$6,103

Adjusted net income per diluted share	$0.83	$0.65
Weighted average diluted shares outstanding	9,412	9,386

	Nine Months Ended June 30,
	2012	2011
Net income attributed to Landauer, Inc.	$18,601	$19,352

Sub-total adjustments	5,797	2,636
Income taxes on adjustments	(1,693)	(867)
Adjustments, net	4,104	1,769

Adjusted net income	$22,705	$21,121

Adjusted net income per diluted share	$2.42	$2.25
Weighted average diluted shares outstanding	9,397	9,376

Adjusted Free Cash Flow

	Nine Months Ended June 30,
	2012	2011
Adjusted EBITDA	$42,329	$37,422
Change in working capital	3,990	3,203
Capital expenditures	(11,476)	(9,627)
Adjusted Free Cash Flow	$34,843	$30,998

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Landauer, Inc.

Add 13

Use of Non-Generally Accepted Accounting Principles (“GAAP”) Financial Measures

In evaluating the Company’s financial performance and outlook, management uses EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow. These are non-GAAP measures. Management believes that such measures supplement evaluations using operating income, net income, and diluted earnings per share and other GAAP measures, and are a useful indicator for investors. These indicators can help readers gain a meaningful understanding of the Company’s core operating results and future prospects without the effect of non-recurring and non-cash items and the Company’s ability to generate cash flows from operations that are available for taxes, capital expenditures, and debt repayment. Investors should recognize that these non-GAAP measures might not be comparable to similarly titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with accounting principles generally accepted in the United States. The above tables reconcile non-GAAP measures to those measures prepared in accordance with accounting principles generally accepted in the United States.

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